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                                                               EXHIBIT (d)(6)(i)

                    FIRST AMENDMENT TO SUBADVISORY AGREEMENT

THIS is a RESTATEMENT of the FIRST AMENDMENT to the SUBADVISORY AGREEMENT made and entered into as of February 4,2000. THIS RESTATED AMENDMENT TO THE SUBADVISORY AGREEMENT (the "Amendment") is made and entered into as of this 9th day of May, 2001 by and among ING PILGRIM INVESTMENTS, LLC (the "Investment Adviser"), a Delaware limited liability company, and FURMAN SELZ CAPITAL MANAGEMENT LLC (the "Sub-Adviser").

         WHEREAS, Investment Adviser and Sub-Adviser are parties to a Subadvisory Agreement dated as of October 30,1998 (the "Agreement') wherein Investment Adviser retained Sub-Adviser to furnish, investment advisory services to the Investment Adviser in connection with the underlying investment funds specified on Schedule A of the Agreement (collectively, the "Funds," and each, a "Fund"), each of which is an investment portfolio of the Pilgrim Funds Trust. (the 'Trust"); and

         WHEREAS, ING Pilgrim Investments, LLC merged with and is the successor to the original party to this agreement-ING Mutual Funds Management LLC; and

         WHEREAS, the Investment Adviser and Sub-Adviser desire to amend and supplement the Agreement upon the following terms and conditions.

         NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investment Adviser and Sub-Adviser hereby agree that the Agreement is amended and supplemented as follows:

1.       The following paragraph shall be inserted as paragraph 1 A to the
         Agreement:

                  IA. Asset Allocation. A committee (the "Allocation Committee"), consisting of member determined by the Sub-Adviser and Delta Asset Management ("Delta"), shall allocate the assets of each of the Funds for which the Sub-Adviser and Delta act as co-sub-advisers (collectively, the "Co-Sub-Advisers") among the Co-Sub-Advisers,

2. The following paragraph shall replace the first paragraph of paragraph 2 in its entirety:

                  Subject always to the supervision of the Investment Adviser and the Trust's Board of Trustees, the Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, the portions of the Funds allocated to it by the Investment Adviser or, with regard to the Funds to be managed by the Co-Sub-Advisers as indicated on Schedule A, the portions of the Funds allocated to it by the Allocation Committee. The Sub-Adviser will